Exhibit 99.1

Contact:
Cliff Stebe
Chief Financial Officer. 636.946.6525

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Expectations for Full-Year 2016 Results

ST. LOUIS, February 16, 2017 - LMI Aerospace, Inc. (Nasdaq:LMIA) (“LMI” or the “Company”), a leading provider of design and aftermarket engineering services, and supplier of structural assemblies, kits and components to the aerospace and defense markets, announces its updated financial expectations for the year ended December 31, 2016.

Expectations for 2016

Based upon preliminary, unaudited financial information, the Company currently expects its 2016 net sales, operating profit and free cash flow, as compared to previously announced guidance, to be as follows:

	Current	Previous
	2016 Expectations	2016 Guidance
$ millions
Net sales	$345.7 - $346.7	$345.0 - $355.0
Operating profit (1)	$13.5 - $14.5	$18.0 - $21.0
Free cash flow	$3.0 - $4.0	$10.0 - $15.0

(1)	Excludes the impact of a goodwill and intangible asset impairment charge of $28.4 million in the Engineering Services segment recognized in the second quarter of 2016.

Expected results for 2016 were negatively impacted by lower sales primarily due to customer delays; unanticipated engineering changes on a design-build contract; and higher-than-expected medical costs.

These preliminary, unaudited results are based on management’s initial review of operations for 2016 and are subject to completion of the company’s customary closing procedures, including the year-end audit process.

LMI expects to release fourth quarter and full-year results for 2016 in March 2017.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use free cash flow, a non-GAAP financial measure, in this press release. Free cash flow is a measure of cash generated by the Company for such purposes as repaying debt that the Company believes is useful to investors. Free cash flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.

The following table provides a reconciliation of cash provided by operating activities to free cash flow related to the Company’s current expectations.

Current 2016 Expectations
$ millions
Cash provided by operating activities	$14.2 - $15.2
Less: Net capital expenditures	11.2

Free cash flow	$3.0 - $4.0

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI’s expectations for 2016. Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, the occurrence of subsequent events that affect 2016 results, the completion of the Company’s year-end audit process, those Risk Factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

About LMI Aerospace

LMI Aerospace Inc. is a leading supplier of structural assemblies, kits and components and provider of engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Headquartered in St. Louis, LMI has 21 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information, visit: www.lmiaerospace.com.